Exhibit 99.1

ITG RELEASES DECEMBER 2014 U.S. TRADING VOLUMES

NEW YORK, January 9, 2015 — ITG (NYSE: ITG), a leading independent execution and research broker, today announced that December 2014 U.S. trading volume was 4.0 billion shares and average daily volume (ADV) was 182 million shares.  This compares to 3.4 billion shares and ADV of 180 million shares in November 2014 and 3.0 billion shares and ADV of 141 million shares in December 2013.  There were 22 trading days in December 2014, 19 trading days in November 2014 and 21 trading days in December 2013.

In addition to overall U.S. trading volumes, ITG also provides a monthly summary of average daily volume (double counted) and average trade size for the POSIT crossing network and the POSIT Alert indications system for block crossing.

ITG U.S. Trading Activity

	# of Trade Days	Total U.S. Volume	Average U.S. Daily Volume	Average POSIT Daily Volume	Average POSIT Trade Size	Average POSIT Alert Daily Volume	POSIT Alert Average Trade Size	POSIT Alert Avg. Trade Size Ex- Algos*

December 2014	22	3,998,203,520	181,736,524	85,194,891	247	14,097,809	12,456	34,802

Year-to-Date:	252	40,944,040,142	162,476,350	74,685,727	251	15,597,331	16,084	34,830

*Excluding shares crossed through POSIT Alert from ITG algorithms

During the fourth quarter of 2014 there was an increase in lower-rate quantitative and index rebalance trading activity as well as continued activity within the sell-side segment from lower-rate clients, negatively impacting overall average revenue per share.

These statistics are preliminary and may be revised in subsequent updates and public filings.  Volume statistics are posted on the investor relations section of ITG’s website, investor.itg.com and are available via a downloadable spreadsheet file.

ABOUT ITG

ITG is an independent execution and research broker that partners with global portfolio managers and traders to provide unique data-driven insights throughout the investment process. From investment decision through settlement, ITG helps clients understand market trends, improve performance, mitigate risk and navigate increasingly complex markets. ITG is headquartered in New York with offices in North America, Europe, and Asia Pacific. For more information, please visit www.itg.com.

ITG Media/Investor Contact:

J.T. Farley

(212) 444-6259

corpcomm@itg.com

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